Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-124197 of AtriCure, Inc. on Form S-1 of our report dated April 12, 2005 (            , 2005 as to the ninth paragraph of Note 1), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

The financial statements give effect to a one-for-3.8 reverse split of the common stock of AtriCure, Inc. which will take place prior to the effective date of the registration statement of which this Prospectus is a part. The preceding consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the one-for-3.8 reverse split of the common stock of AtriCure, Inc. described in the ninth paragraph of Note 1 to the financial statements and assuming that from July 18, 2005 to the date of such completion no other material events have occurred that would affect the financial statements or disclosure therein.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

July 18, 2005